EXHIBIT 7m


                             PROMOTIONAL LICENSE
                       WARNER BROS. CONSUMER PRODUCTS
                                 #12053-WBLT

PROMOTIONAL LICENSE AGREEMENT made July 21, 2000 by and between WARNER BROS., A DIVISION OF TIME WARNER ENTERTAINMENT COMPANY L.P., c/o Warner Bros. Consumer Products, a Division of Time Warner Entertainment Company L.P., whose address is 4000 Warner Blvd., Burbank, CA 91522 (hereinafter referred to as "LICENSOR") and Bravo! Foods, Inc. a wholly owned subsidiary of China Premium Food Corporation, whose address is 1130 U.S. Highway 1, Suite 202, North Palm Beach, FL 33408, Attention: Mr. Tony Guiliano (hereinafter referred to as "LICENSEE").

                            W I T N E S S E T H :

The parties hereto mutually agree as follows:

1. DEFINITIONS: As used in this Agreement, the following terms shall have the following respective meanings:

    (a) "Channels of Distribution": Licensee may conduct the Licensed Promotion and produce, distribute and sell the Licensed Products and/or the Licensed Premiums through the following Channels of Distribution only (as such channels are defined and numbered in Exhibit 1 attached hereto and incorporated herein by reference):

         CHANNELS:                                        EXHIBIT 1 NUMBER:

         Airport Gift and Other Airport Stores                    1
         Amusement Park Gift Stores limited to Six Flags only     3
         Chain Drug Stores                                       13
         Chain Toy Stores                                        15
         College/University Stores                               17
         Convenience Stores                                      20
         Educational Institutions                                25
         Food Service                                            31
         Gourmet Food Specialty Stores                           35
         Ice Cream Stores                                        41
         In-Store Bakeries                                       42
         Military Exchange Services limited to AAFES only        46
         Music/Video Stores                                      47
         National Discount/Mass Retailers                        48
         Non-Chain Drug Stores                                   51
         Regional Discount/Mass Retailers                        62
         Supermarket/Grocery Stores                              70
         Vending Machines                                        78
         Warehouse Clubs                                         79

         It is understood and agreed that distribution shall commence in Arizona, Colorado, Pennsylvania, Tennessee and Wyoming.

         All other Channels of Distribution defined in Exhibit 1 which are not specified above in this Paragraph 1(a) are specifically excluded from this Agreement.

    (b)  "Guaranteed Consideration":

         (i) With respect to the Initial Term as set forth below, Licensee shall pay to Licensor the sum of $500,000, payable as follows:

              $250,000 payable simultaneously with the execution of this Agreement;

              $100,000 payable on or before June 1, 2001;

              $100,000 payable on or before December 1, 2001; and

              $50,000 payable on or before June 1, 2002.

         (ii) With respect to the Renewal Term, if any, as set forth below, Licensee shall pay to Licensor an additional sum which shall be determined at a later date.

    (c) "Licensed Premium(s)": Licensee shall have the right to include premiums incorporating the Licensed Property in association with the Licensed Promotion. Any and all such premiums shall be determined by the parties at a later date, provided, however, that Licensor shall have the absolute right to approve in writing all the elements (i.e. all premiums as well as all product packaging, advertising, etc.) prior to manufacture of said premiums.

         For purposes of this subparagraph, the term "premium" shall be defined as including, but not necessarily limited to, combination sales, free or self-liquidating items offered to the public in conjunction with the sale or promotion of a product or service, including traffic building or continuity visits by the consumer/customer, or any similar scheme or device, the prime intent of which is to use the premiums in such a way as to promote, publicize and or sell the products, services or business image of the user of such item.

    (d)  "Licensed Products": Branded Milk Products.

    (e) "Licensed Promotion": The right to utilize the Licensed Property in connection with the advertising and promotion of the Licensed Products and with the manufacture, distribution and advertisement of Licensed Premiums.

    (f) "Licensed Property": The fictional cartoon characters BUGS BUNNY, TWEETY, TASMANIAN DEVIL, ROAD RUNNER, WILE E. COYOTE, LOLA BUNNY, MARVIN THE MARTIAN, SYLVESTER, and DAFFY DUCK which constitute "LOONEY TUNES", including the names of said characters and all trademarks, copyrights, environmental settings and artwork associated therewith. Licensee specifically understands and agrees that no rights are granted herein with respect to the Warner Bros. "BABY LOONEY TUNES" or "BABY LOONEY TUNES CLASSIC COLLECTION" properties, it being understood that all rights in and to said property are reserved exclusively to Licensor for use and/or licensing as it deems appropriate to third parties of its choice. Licensee further understands and agrees that the rights granted herein are limited only to the cartoon characters set forth above and that any and all rights in, to or associated with any theatrical motion picture containing the "LOONEY TUNES" cartoon characters, whether live action, animation or both, as well as with any sequels thereto, are specifically excluded herefrom, it being understood that all rights in and to said property are reserved exclusively to Licensor for use and/or licensing as it deems appropriate to third parties of its choice.

    (g)  "Marketing Date": September 1, 2000.

    (h)  "Royalty Rate": Licensee shall pay to Licensor the following sums:

         i) Five Percent (5%) of Net Sales (as defined in Paragraph 4(b) below) of all Licensed Products; and

         ii) Ten Percent (10%) of Net Purchase Price of all Licensed Premiums distributed by Licensee hereunder. The term "Net Purchase Price" herein shall mean the price actually paid by Licensee for any Licensed Premium(s) authorized and distributed hereunder.

    (i)  "Term":

         (i)  "Initial Term": January 1, 2000 through December 31, 2002.

         (ii) "Renewal Term": Licensee shall have the option to renew this Agreement for up to one (1) two-year period, provided that Licensee gives written notice to Licensor no later than sixty
              (60) days before the end of the Initial Term (the "Decision Due Date") and provided that Licensee meets the following requirements:

              (a) Licensee has faithfully performed each and every material obligation of this Agreement during the Initial Term referred to above;

              (b) Licensee shall have earned, under the provisions of Paragraph l(b) hereof, and paid to Licensor, no less than five hundred thousand ($500,000) during the Initial Term;

              (c) Licensee has spent and provides proof by the Decision Due Date that it has spent a minimum of three percent (3%) of wholesale sales on promotions and advertising the Licensed Products at over a thirty percent (30%) all commodity volume (ACV) distribution level.

    (j) "Territory": United States (fifty states), Puerto Rico, and United States Virgin Islands.

    (k) "Third Party Contracts": Pursuant to Paragraph 10(b), Licensor and Licensee acknowledge that Licensee will enter into a non-exclusive "Promotional Contract" with Quality Checd Dairies, Inc. and several "Production Contracts" with both Quality Checkd member dairies and dairies that are not members of Quality Checkd.

         (i) The "Promotional Contract" shall provide for the administration of the promotion, production and distribution of the Licensed Products by Quality Checd member dairies, including promotional, administrative, marketing, product development and logistical support for such member dairies by Licensee and Quality Checd. For an incremental fee (which fee shall be included within "net sales" hereunder) based upon the wholesale cost to such member dairies of producing four thousand (4,000) pints of the Licensed Products, Licensee and Quality Checd shall provide ingredient formulas to Quality Checd member dairies pursuant to the Promotional Contract, as well as advertising and promotional support for the production and sale of the Licensed Products.

         (ii) The "Production Contracts" shall provide for the production and sales of the Licensed Products on a non-exclusive basis with both Quality Checd member dairies and non-member dairies. For an incremental fee (which fee shall be included within "net sales" hereunder) based upon wholesale cost to such non-member dairies of producing four thousand (4,000) pints of the Licensed Products, Licensee and Quality Checd shall provide ingredient formulas to such non-member dairies and Licensee shall provide advertising and promotional support for the production and sale of the Licensed Products.

2.  GRANT OF LICENSE:

    (a) Subject to the restrictions, limitations, reservations and conditions and Licensor's approval rights set forth in this Agreement, Licensor hereby grants to Licensee and Licensee hereby accepts for the Term of this Agreement, a license to utilize the Licensed Property solely on or in connection with the Licensed Promotion and the Licensed Products and/or Licensed Premiums throughout the Territory on a non-exclusive basis.

    (b) Without limiting any other approval rights of Licensor as contained herein, no television commercials (animated or live action) may be utilized under this Agreement without the specific prior written approval of Licensor.

3.  RESERVATION OF RIGHTS; PREMIUMS:

    (a) Licensor reserves all rights not expressly conveyed to Licensee hereunder, and Licensor may grant licenses to others to use the Licensed Property, artwork and textual matter in connection with other uses, services and products without limitation.

    (b) Notwithstanding anything to the contrary stated herein, Licensor specifically reserves the right, without limitation throughout the world, to itself use, or license any third party(s) of its choice to use the Licensed Property for the manufacture, distribution and sale of products and/or the promotion of services similar or identical to those licensed herein in Paragraphs l(c) and l(d) above for sale through any catalogue(s) produced or distributed by or on behalf of Licensor or its affiliated companies, or for sale or distribution in any theaters or arenas, or for sale or distribution in any retail stores operated by or on behalf of Licensor, its affiliated companies or franchisees, or for sale or distribution in any theme/amusement parks operated by or on behalf of Licensor or its licensees, Six Flags, Premier Parks, Movie World, or their affiliated companies. In addition, Licensor reserves the right to allow Six Flags, Premier Parks and Movie World to manufacture (or have manufactured by a third party) products similar or identical to those licensed herein for distribution or sale in theme and/or amusement parks owned or operated by Six Flags, Premier Parks and/or Movie World. Further, Licensor, reserves the right to use, or license others to use, and/or manufacture products similar or identical to those licensed herein for use as premiums.

    (c) Licensee specifically understands and agrees that no rights are granted herein with respect to the Warner Bros. "shield" logo or trademark, or any other trademark(s), logo(s) or copyrights owned by Licensor other than those specifically set forth above in the Licensed Property, it being understood that all rights in and to said properties are reserved exclusively to Licensor for use and/or licensing as it deems appropriate to third party(s) of its choice.

    (d) Licensee agrees that it will not use, or knowingly permit the use of, and will exercise due care that its customers likewise will refrain from the use of, the Licensed Products as premiums or the Licensed Premiums as products for retail sale, except with the prior written consent of Licensor.

4.  CONSIDERATION:

    (a) The Guaranteed Consideration paid by Licensee as set forth above shall be applied against such royalties as are, or have become, due to Licensor. No part of such Guaranteed Consideration shall be repayable to Licensee. Royalties earned in excess of the Guaranteed

         Consideration applicable to the Term hereof shall not offset any Guaranteed Consideration required in respect of the succeeding renewal term (if any); likewise, royalties earned in excess of the Guaranteed Consideration applicable to the renewal term (if any) shall not offset any Guaranteed Consideration applicable to any prior term.

    (b) Royalty Payments: Licensee shall pay to Licensor a sum equal to the Royalty Rate as set forth above of (i) all Net Sales by Licensee of the Licensed Products and/or (ii) Net Purchase Price of the Licensed Premiums covered by this Agreement. The term "net sales" herein shall mean the gross invoice price billed to dairies producing, distributing and selling the Licensed Products, less actual quantity discounts and actual returns, but no deductions shall be made for uncollectible accounts and deductions for actual returns may not exceed five percent (5%) of total billing on a dairy by dairy basis, computed quarterly. No costs incurred in the manufacture, sale, distribution, advertisement, or exploitation of the Licensed Products shall be deducted from any royalties payable by Licensee.

    (c) Royalties shall be payable concurrently with the periodic statements required in Paragraph 5(a) hereof, except to the extent offset by the Guaranteed Consideration theretofore remitted.

5.  PERIODIC STATEMENTS:

    (a) Within thirty (30) days after the initial shipment of the Licensed Products and/or Licensed Premiums and promptly on the fifteenth
         (15th) day of every quarter thereafter, Licensee shall furnish to Licensor complete and accurate statements certified to be accurate by Licensee, or if a corporation, by an officer of Licensee, showing the (i) number of units; (ii) country in which manufactured, sold, distributed and/or to which shipped; (iii) Description (as such term is defined below) of the Licensed Products and/or Licensed Premiums; (iv) gross sales price or Net Purchase Price (if applicable); and (v) itemized deductions from gross sales price and net sales price (if applicable) together with any returns made during the preceding calendar quarter. Such statements shall be furnished to Licensor whether or not any of the Licensed Products and/or Licensed Premiums have been distributed during calendar quarters to which such statements refer. Receipt or acceptance by Licensor of any of the statements furnished pursuant to this Agreement or of any sums paid hereunder shall not preclude Licensor from questioning the correctness thereof at any time, and in the event that any inconsistencies or mistakes are discovered in such statements or payments, they shall immediately be rectified and the appropriate payments made by Licensee. Upon demand of Licensor, Licensee shall at its own expense, but not more than once in any twelve (12) month period, furnish to Licensor a detailed statement by an independent certified public accountant showing the (i) number of units; (ii) country in which manufactured, sold, distributed and/or to which shipped; (iii) Description of the Licensed Products and/or Licensed Premiums; (iv) gross sales price or Net Purchase Price (if applicable); and (v) itemized deductions from gross sales price and net sales price (if applicable) of the Licensed Products and/or Licensed Premiums covered by this Agreement distributed and/or sold by Licensee up to and including the date upon which Licensor has made such demand. For purposes of this Paragraph 5(a), the term "Description" shall mean a detailed description of the Licensed Products and/or Licensed Premiums including the nature of each of the Licensed Products and/or Licensed Premiums, any and all names and likenesses, whether live actors or animated characters, from the Licensed Property utilized on the Licensed Products and/or Licensed Premiums and/or any related packaging and/or wrapping material, and any other components of the Licensed Property utilized on the Licensed Products and/or Licensed Premiums and/or any related packaging and/or wrapping material. In the event Licensor is responsible for the payment of any additional third party participations based on Licensee not reporting by character name and likeness as provided above, Licensee shall be responsible for reimbursing Licensor for the full amount of all such third party claims, including without limitation the participation itself, interest, audit and attorneys' fees. Licensee understands and agrees that it is a material term and condition of this Agreement that Licensee include the Description on all statements. In the event Licensee fails to do so, Licensor shall have the right to terminate this Agreement, in accordance with the provisions of Paragraph 14 herein.

    (b) For the statements and payments required hereunder (Licensee shall reference the contract number(s) on all statements and payments) if the United States Postal Service is used deliver to the following:

         WARNER BROS. CONSUMER PRODUCTS
         21477 Network Place
         Chicago, IL 60673-1214

         For the statements and payments required hereunder. (Licensee shall reference the contract number(s) on all statements and payments) if sent by Federal Express or any other Courier Service deliver to the following:

         FIRST CHICAGO NATIONAL BANK
         Attention WBCP lockbox #21477
         525 West Monroe
         8th Floor Mail Room
         Chicago, IL 60661
         Telephone Number 312-732-6277

    (c) Any payments which are made to Licensor hereunder after the due date required therefore, shall bear interest at the then current prime rate plus six percent (6%) (or the maximum rate permissible by law, if less than the current prime rate plus six percent (6%)) from the date such payments are due to the date of payment. Licensor's right hereunder to interest on late payments shall not preclude Licensor from exercising any of its other rights or remedies pursuant to this Agreement or otherwise with regard to Licensee's failure to make timely remittances.

    (d) Licensee hereby grants to Licensor (subject to any liens or security interests granted by Licensee which are approved in writing by Licensor) a first-priority lien and security interest in Licensee's inventory, contract rights and accounts receivable, and all proceeds thereof, with respect to the Licensed Products only. Licensee further agrees to provide, at Licensor's request:
         (i) a letter of credit issued in favor of Licensor from a financial institution as approved by Licensor in an amount up to the Guaranteed Consideration; and/or (ii) such other form of security acceptable to Licensor. Licensee agrees to execute all documentation as Licensor may require in connection with perfecting such security interests.

6.  BOOKS AND RECORDS:

    (a) Licensee shall keep, maintain and preserve (in Licensee's principal place of business) for at least two (2) years following termination or expiration of the Term of this Agreement or any renewal(s) hereof (if applicable), complete and accurate records of accounts including, without limitation, purchase orders, inventory records, invoices, correspondence, banking and financial and other records pertaining to the various items required to be submitted by Licensee as well as to ensure Licensee's compliance with local laws as required pursuant to Paragraph 13(k) hereof. Such records and accounts shall be available for inspection and audit at any time or times during or after the Term of this Agreement or any renewal(s) hereof (if applicable) during reasonable business hours and upon reasonable notice by Licensor or its nominees. Licensee agrees not to cause or permit any interference with Licensor or nominees of Licensor in the performance of their duties. During such inspections and audits, Licensor shall have the right to take extracts and/or make copies of Licensee's records as it deems necessary.

    (b) The exercise by Licensor in whole or in part, at any time of the right to audit records and accounts or of any other right herein granted, or the acceptance by Licensor of any statement or statements or the receipt and/or deposit by Licensor, of any payment tendered by or on behalf of Licensee shall be without prejudice to any rights or remedies of Licensor and such acceptance, receipt and/or deposit shall not preclude or prevent Licensor from thereafter disputing the accuracy of any such statement or payment.

    (c) If pursuant to its right hereunder Licensor causes an audit and inspection to be instituted which thereafter discloses a deficiency between the amount found to be due to Licensor and the amount actually received or credited to Licensor, then Licensee shall, upon Licensor's demand, promptly pay the deficiency, together with interest thereon at the then current prime rate from the date such amount became due until the date of payment, and, if the deficiency is more than three percent (3%) of all payments made by Licensee during the period covered by the audit, then Licensee shall pay the reasonable costs and expenses of such audit and inspection.

7.  INDEMNIFICATIONS:

    (a) During the Term, and continuing after the expiration or termination of this Agreement, Licensor shall indemnify Licensee and shall hold it harmless from any loss, liability, damage, cost or expense arising out of any claims or suits which may be brought or made against Licensee by reason of the breach by Licensor of the warranties or representations as set forth in Paragraph 12 hereof, provided that Licensee shall give prompt written notice, and full cooperation and assistance to Licensor relative to any such claim or suit and provided, further, that Licensor shall have the option to undertake and conduct the defense of any suit so brought. Licensee shall not, however, be entitled to recover for lost profits. Licensee shall cooperate fully in all respects with Licensor in the conduct and defense of said suit and/or proceedings related thereto.

    (b) During the Term, and continuing after the expiration or termination of this Agreement, Licensee shall indemnify Licensor and shall hold it harmless from any loss, liability, damage, cost or expense arising out of any claims or suits which may be brought or made against Licensor by reason of: (i) any breach of Licensee's covenants and undertakings hereunder; (ii) any unauthorized use by Licensee of the Licensed Property; (iii) any use of any trademark, copyright, design, patent, process, method or device, except for those uses of the Licensed Property that are specifically approved by Licensor pursuant to the terms of this Agreement; (iv) Licensee's non-compliance with any applicable federal, state or local laws or with any other applicable regulations; and (v) any alleged defects and/or inherent dangers (whether obvious or hidden) in the Licensed Products and/or Licensed Premiums, or the use of such Licensed Products and/or Licensed Premiums.

    (c) With regard to 7(b)(v) above, Licensee agrees to obtain, at its own expense, product liability insurance providing adequate protection for Licensor and Licensee against any such claims or suits in amounts no less than three million dollars ($3,000,000) per occurrence, combined single limits. Simultaneously with the execution of this Agreement, Licensee undertakes to submit to Licensor a fully paid policy or certificate of insurance naming Licensor as an additional insured party and, requiring that the insurer shall not terminate or materially modify such policy or certificate of insurance without written notice to Licensor at least twenty (20) days in advance thereof. Such insurance and delivery of the policy or certificate are material obligations of Licensee.

8.  ARTWORK; COPYRIGHT AND TRADEMARK NOTICES:

    (a) The Licensed Property shall be displayed or used only in such form and in such manner as has been specifically approved in writing by Licensor in advance and Licensee undertakes to assure usage of the trademark(s) and character(s) solely as approved hereunder. Licensee further agrees and acknowledges that any and all Artwork (defined below) created, utilized, approved and/or authorized for use hereunder by Licensor in connection with the Licensed Products and/or Licensed Premiums or which otherwise features or includes the Licensed Property shall be owned in its entirety exclusively by Licensor. "Artwork" as used herein shall include, without limitation, all pictorial, graphic, visual, audio, audio-visual, digital, literary, animated, artistic, dramatic, sculptural, musical or any other type of creations and applications, whether finished or not, including, but not limited to, animation, drawings, designs, sketches, images, tooling and tooling aids, illustrations, film, video, electronic, digitized or computerized information, software, object code, source code, on-line elements, music, text, dialogue, stories, visuals, effects, scripts, voiceovers, logos, one-sheets, promotional pieces, packaging, display materials, printed materials, photographs, interstitials, notes, shot logs, character profiles and translations, produced by Licensee or for Licensee, pursuant to this Agreement. Licensor reserves for itself or its designees all rights to use any and all Artwork created, utilized and/or approved hereunder without limitation.

    (b) Licensee acknowledges that, as between Licensor and Licensee, the Licensed Property and Artwork and all other depictions expressions and derivations thereof, and all copyrights, trademarks and other proprietary rights therein are owned exclusively by Licensor and Licensee shall have no interest in or claim thereto, except for the limited right to use the same pursuant to this Agreement and subject to its terms and conditions.

         Licensee agrees and acknowledges that any Artwork created by Licensee or for Licensee hereunder is a "work made for hire" for Licensor under the U.S. Copyright Act, and any and all similar provisions of law under other jurisdictions, and that is the author of such works for all purposes, and that is the exclusive owner of all the rights comprised in the undivided copyright and all renewals, extensions and reversions therein, in and to such works in perpetuity and throughout the universe. Licensee hereby waives and releases in favor of all rights (if any) of "droit moral," rental rights and similar rights in and to the Artwork (the "Intangible Rights") and agrees that Licensor shall have the right to revise, condense, abridge, expand, adapt, change, modify, add to, subtract from, re-title, re-draw, re-color, or otherwise modify the Artwork, without the consent of Licensee. Licensee hereby irrevocably grants, transfers and assigns to Licensor all right, title and interest, including copyrights, trademark rights, patent rights and other proprietary rights, it may have in and to the Artwork, in perpetuity and throughout the universe, and to all proprietary depictions, expressions or derivations of the Licensed Property created by or for Licensee. Licensee acknowledges that Licensor shall have the right to terminate this Agreement in the event Licensee asserts any rights (other than those specifically granted pursuant to this Agreement) in or to the Licensed Property or Artwork.

         Licensee hereby warrants that any and all work created by Licensee under this Agreement apart from the materials provided to Licensee by Licensor is and shall be wholly original with or fully cleared by Licensee and shall not copy or otherwise infringe the rights of any third parties, and Licensee hereby indemnifies Licensor and will hold Licensor harmless from any such claim of infringement or otherwise involving Licensee's performance hereunder. At the request of Licensor, Licensee shall execute such form(s) of assignment of copyright or other papers as Licensor may reasonably request in order to confirm and vest in Licensor the rights in the properties as provided for herein. In addition, Licensee hereby appoints Licensor as Licensee's Attorney-in-Fact to take such actions and to make, sign, execute, acknowledge and deliver all such documents as may from time to time be necessary to confirm in Licensor, its successors and assigns, all rights granted herein. If any third party makes or has made any contribution to the creation of Artwork authorized for use hereunder, Licensee agrees to obtain from such party a full confirmation and assignment of rights so that the foregoing rights shall vest fully in Licensor, in the form of the Contributor's Agreement attached hereto as Exhibit 2 and by this reference made a part hereof, prior to commencing work, ensuring that all rights in the Artwork and Licensed Property arise in and are assigned to Licensor. Promptly upon entering into each such Agreement, Licensee shall give Licensor a copy of such Agreement. Licensee assumes all responsibility for such parties and agrees that Licensee shall bear any and all risks arising out of or relating to the performance of services by them and to the fulfillment of their obligations under the Contributor's Agreement.

    (c) Upon expiration of termination of this Agreement for any reason, or upon demand by Licensor at any time, Licensee shall promptly deliver to Licensor all Artwork or Licensed Property, whether finished or not, including drawings, drafts, sketches, illustrations, screens, data, digital files and information, copies or other items, information or things created in the course of preparing the Licensed Property and all materials provided to Licensee by Licensor hereunder, or, at Licensor's option and instruction, shall destroy some or all of the foregoing and shall confirm to Licensor in writing that Licensee has done so. Licensee shall not use such Artwork or Licensed Property, items, information or things, material, for any purpose other than is permitted under this Agreement.

    (d) Licensee shall, within thirty (30) days of receiving an invoice, pay Licensor for artwork executed for Licensee by Licensor (or by third parties under contract to Licensor) at Licensee's request for use in the development of the Licensed Products and/or Licensed Premiums and any related packaging, display and promotional materials at Licensor's prevailing commercial art rates. The foregoing shall include any artwork that, in Licensor's opinion, is necessary to modify artwork initially prepared by Licensee and submitted for approval. Estimates of artwork charges are available upon request.

    (e) Licensee shall cause to be imprinted, irremovably and legibly on each Licensed Product and/or Licensed Premium manufactured, distributed or sold under this Agreement, and all printed and/or televised advertising, promotional, packaging and wrapping material wherein the Licensed Property appears, the following copyright and/or trademark notice(s) or such other notice as may be approved by Licensor:

         LOONEY TUNES, characters, names, and all related indicia are trademarks of Warner Bros. (C)200_.

         (The year date shall be as instructed by Licensor.)

    (f) In no event shall Licensee use, in respect to the Licensed Products and/or Licensed Premiums and/or in relation to any advertising, promotional, packaging or wrapping material, any copyright or trademark notices which shall conflict with, be confusing with, or negate, any notices required hereunder by Licensor in respect to the Licensed Property.

    (g) Licensee agrees to deliver to Licensor free of cost six (6) of each of the Licensed Premiums together with their packaging and wrapping material for trademark registration purposes in compliance with applicable laws, simultaneously upon distribution to the public. Any copyrights or trademarks with respect to the Licensed Promotion or Licensed Products and/or Licensed Premiums shall be procured by and for the benefit of Licensor and at Licensor's expense. Licensee further agrees to provide Licensor with the date of the first use of the Licensed Products and/or Licensed Premiums in interstate and intrastate commerce.

    (h) Licensee shall assist Licensor, at Licensor's expense, in the procurement, protection, and maintenance of Licensor's rights to the Licensed Property. Licensor may, in its sole discretion, commence or prosecute and effect the disposition of any claims or suits relative to the imitation, infringement and/or unauthorized use of the Licensed Property either in its own name, or in the name of Licensee, or join Licensee as a party in the prosecution of such claims or suits. Licensee agrees to cooperate fully with Licensor in connection with any such claims or suits and undertakes to furnish full assistance to Licensor in the conduct of all proceedings in regard thereto. Licensee shall promptly notify Licensor in writing of any infringements or imitations or unauthorized uses by others of the Licensed Property, on or in relation to promotions similar to the Licensed Promotion or products identical to similar to or related to the Licensed Products and/or Licensed Premiums. Licensor shall in its sole I discretion have the right to settle or effect compromises in respect thereof. Licensee shall not institute any suit or take any action on account of such infringements, imitations or unauthorized uses.

9.  APPROVALS AND QUALITY CONTROLS:

    (a) Licensee agrees to strictly comply and maintain compliance with the quality standards, specifications and rights of approval of Licensor in respect to any and all usage of the Licensed Property on or in relation to the Licensed Products and/or Licensed Premiums throughout the Term of this Agreement and any renewals or extensions thereof (if applicable) . Licensee agrees to furnish to Licensor free of cost for its written approval as to quality and style, samples of each of the Licensed Products and/or Licensed Premiums, together with their packaging, hangtags, and wrapping material, as follows in the successive stages indicated: (i) rough sketches/layout concepts; (ii) finished artwork or final proofs;
         (iii) pre-production samples or strike-offs; and (iv) finished products, including packaged samples.

    (b) No Licensed Products and/or Licensed Premiums and no material utilizing the Licensed Property shall be manufactured, sold, distributed or promoted by Licensee without prior written approval. In addition to the foregoing, Licensee understands that it shall furnish to Licensor, scripts and storyboards of any proposed media use of the Licensed Property as may be authorized hereunder, in sufficient time for Licensee to make all revisions which Licensor in its sole discretion may request. Licensee may, subject to Licensor's prior written approval, use textual and/or pictorial matter pertaining to the Licensed Property on promotional, display and advertising material as may, in its reasonable judgment, promote the sale of the Licensed Products and/or Licensed Premiums. All advertising and promotional materials relating to the Licensed Promotion and Licensed Products and/or Licensed Premiums must be submitted to the Licensor for its written approval at the following stages appropriate to the medium used. For print materials, submissions are to be made at the following stages: (a) rough sketches or layout concepts; (b) finished artwork or final proofs; and (c) finished materials. For television commercials, if approved by Licensor, submissions are to be made at the following stages: (a) initial concept; (b) storyboard, including written text; (c) pencil tests and voice-overs for animation and/or selection of performers for live action; and (d) a cassette of the finished commercial prior to air date. For radio or other audio materials, if approved by Licensor, submissions are to be made at the following stages: (a) initial concept; (b) script; (c) voice-overs; and (d) a cassette of the finished commercial prior to the air date.

    (c) Approval or disapproval shall lie in Licensor's sole discretion. Any Licensed Products and/or Licensed Premiums not so approved in writing shall be deemed unlicensed and shall not be manufactured, distributed or sold. If any unapproved Licensed Products and/or Licensed Premiums are being distributed or sold, Licensor may, together with other remedies available to it including, but not limited to, immediate termination of this Agreement, require such Licensed Products and/or Licensed Premiums to be immediately withdrawn from the market and to be destroyed, such destruction to be attested to in a certificate signed by an officer of Licensee.

    (d) Any modification of a Licensed Product and/or Licensed Premium must be submitted in advance for Licensor's written approval as if it were a new Licensed Product and/or Licensed Premium. Approval of a Licensed Product and/or Licensed Premium which uses particular artwork does not imply approval of such artwork for use with a different Licensed Product and/or Licensed Premium.

    (e) Licensed Products and/or Licensed Premiums must conform in all material respects to the final production samples approved by Licensor. If in Licensor's reasonable judgement, the quality of a Licensed Product and/or Licensed Premium originally approved has deteriorated in later production runs, or if a Licensed Product and/or Licensed Premium has otherwise been altered, Licensor may, in addition to other remedies available to it, require that such Licensed Product and/or Licensed Premium be immediately withdrawn from the market.

    (f) Licensee shall permit Licensor to inspect Licensee's manufacturing operations, testing and payroll records (including those operations and records of any supplier or manufacturer approved pursuant to Paragraph 10 (b) below) with respect to the Licensed Products and/or Licensed Premiums.

    (g) If any changes or modifications are required to be made to any material submitted to Licensor for its written approval in order to ensure compliance with Licensor's specifications or standards of quality, Licensee agrees promptly to make such changes or modifications.

    (h) Subsequent to final approval, no fewer than twenty-four (24) production samples of Licensed Products and/or Licensed Premiums will be sent to Licensor, to ensure quality control simultaneously on distribution to the public. In addition, Licensor shall have the right to purchase any and all Licensed Products and/or Licensed Premiums in any quantity at the maximum discount price Licensee charges its best customer.

    (i) To avoid confusion of the public, Licensee agrees not to associate other characters or properties with the Licensed Property on the Licensed Products and/or Licensed Premiums or in any packaging, promotional or display materials unless Licensee receives Licensor's prior written approval. Furthermore, Licensee agrees not to use the Licensed Property (or any component thereof) on any business sign, business cards, stationery or forms, nor as part of the name of Licensee's business or any division thereof.

    (j) Licensee shall use its best efforts to notify its customers of the requirement that Licensor has the right to approve all promotional, display and advertising material pursuant to this Agreement.

    (k) It is understood and agreed that any animation used in electronic media, including but not limited to animation for television commercials and character voices for radio commercials, shall be produced by Warner Bros. Animation pursuant to a separate agreement between Licensee and Warner Bros. Animation, subject to Warner Bros. Animation customary rates. It is understood and agreed that, in the event Licensee utilizes the services of WB Toys, Licensee shall reimburse WB Toys for all costs and expenses at WB Toys' customary rates. Any payment made to Warner Bros. Animation for such animation shall be in addition to and shall not offset the Guaranteed Consideration set forth in Paragraph l(b).

    (l) Licensor's approval of Licensed Products and/or Licensed Premiums (including, without limitation, the Licensed Products and/or Licensed Premiums themselves as well as promotional, display and advertising materials) shall in no way constitute or be construed as an approval by Licensor of Licensee's use of any trademark, copyright and/or other proprietary materials not owned by Licensor.

10. DISTRIBUTION; SUBLICENSE MANUFACTURE:

    (a) Licensee may distribute the Licensed Products and/or Licensed Premiums solely through the Channels of Distribution set forth in above. Licensee shall not distribute the Licensed Products and/or Licensed Premiums through any cable home shopping service or through electronic media, including on any on-line network or service. If Licensee sells or distributes the Licensed Products and/or Licensed Premiums at a special price, directly or indirectly, to itself, including without limitation, any subsidiary of Licensee or to any other person, firm, or corporation affiliated with Licensee or its officers, directors or major stockholders, for ultimate sale to unrelated third parties, Licensee shall pay royalties with respect to such sales or distribution, based upon the price generally charged the trade by Licensee.

    (b) Licensee shall not be entitled to sublicense any of its rights under this Agreement. Licensee, however, shall have the right to enter into Third Party Contracts (as defined in Paragraph l(k)) for the promotion (Promotion Contract), production, distribution and sale (Production Contract) of the Licensed Products, subject to the written approval of Licensor, which approval shall not be unreasonably withheld by Licensor, provided that such promoter or producer each shall execute a letter in the form of Exhibit 3 attached hereto and by this reference made apart hereof. In such event, Licensee shall remain primarily obligated under all of the provisions of this Agreement and any default of this Agreement by such manufacturer shall be deemed a default by Licensee hereunder. In no event shall any such third party manufacturer agreement include the right to grant any rights to subcontractors.

11. GOOD WILL: Licensee recognizes the great value of the publicity and good will associated with the Licensed Property and, acknowledges that:
    (i) such good will is exclusively that of Licensor; and (ii) the Licensed Property has acquired a secondary meaning as Licensor's trademarks and/or identifications in the mind of the purchasing public. Licensee further recognizes and acknowledges that a breach by Licensee of any of its covenants, agreements or undertakings hereunder will cause Licensor irreparable damage, which cannot be readily remedied in damages in an action at law, and may, in addition thereto, constitute an infringement of Licensor's copyrights, trademarks and/other proprietary rights in, and to the Licensed Property, thereby entitling Licensor to equitable remedies and costs.

12. LICENSOR'S WARRANTIES AND REPRESENTATIONS:

    Licensor represents and warrants to Licensee that:

    (a) It has, and will have throughout the Term of this Agreement, the right to license the Licensed Property to Licensee in accordance with the terms and provisions of this Agreement; and

    (b) The making of this Agreement by Licensor does not violate any agreements, rights or obligations of any person, firm or corporation.

13. LICENSEE'S WARRANTIES AND REPRESENTATIONS:

    Licensee represents and warrants to Licensor that, during the Term and thereafter:

    (a) It will not attack the title of Licensor (or third parties that have granted rights to Licensor) in and to the Licensed Property or any copyright or trademarks pertaining thereto, nor will it attack the validity of the license granted hereunder;

    (b) It will not harm, misuse or bring into disrepute the Licensed Property, but on the contrary, will maintain the value and reputation thereof to the best of its ability;

    (c) It will conduct the Licensed Promotion as well as manufacture, promote and distribute the Licensed Products and/or Licensed Premiums in an ethical manner and in accordance with the terms and intent of this Agreement, and in compliance with all applicable government regulations and industry standards;

    (d) It will not create any expenses chargeable to Licensor without the prior written approval of Licensor in each and every instance. It will not cause or allow any liens or encumbrances to be placed against, or grant any security interest (except to Licensor as provided hereunder) in, the Licensed Property and/or Licensee's inventory, contract rights and/or accounts receivables, and/or proceeds thereof, with respect to the Licensed Products without Licensor's prior written consent;

    (e) It will protect to the best of its ability its right to manufacture, promote and distribute the Licensed Products and/or Licensed Premiums hereunder;

    (f) It will at all times comply with all government laws and regulations, including but not limited to product safety, food, health, drug, cosmetic, sanitary or other similar laws, and all voluntary industry standards relating or pertaining to the conduct of the Licensed Promotion as well as the manufacture, distribution, advertising or use of the Licensed Products and/or Licensed Premiums, and shall maintain its appropriate customary high quality standards during the Term hereof. It shall comply with any regulatory agencies which shall have jurisdiction over the Licensed Promotion or Licensed Products and/or Licensed
         Premiums and shall procure and maintain in force any and all permissions, certifications and/or other authorizations from governmental and/or other official authorities that may be required in response thereto. Each Licensed Product and/or Licensed Premium and component thereof distributed hereunder shall comply with all applicable laws, regulations and voluntary industry standards. Licensee shall follow reasonable and proper procedures for testing that all Licensed Products and/or Licensed Premiums comply with such laws, regulations and standards. Licensee shall permit
         Licensor or its designees to inspect testing records and procedures with respect to the Licensed Products and/or Licensed Premiums for compliance. Licensed Products and/or Licensed
         Premiums that do not comply with all applicable laws, regulations and standards shall automatically be deemed unapproved and immediately taken off the market;

    (g) It shall, upon Licensor's request, provide credit information to Licensor including, but not limited to, fiscal year-end financial statements (profit-and-loss statement and balance sheet) and operating statements;

    (h) It will provide Licensor with the date(s) of first use of the Licensed Products and/or Licensed Premiums in interstate and intrastate commerce, where appropriate;

    (i) It will, pursuant to Licensor's instructions, duly take any and all necessary steps to secure execution of all necessary documentation for the recordation of itself as user of the Licensed Property in any jurisdiction where this is required or where Licensor reasonably requests that such recordation shall be effected. Licensee further agrees that it will at its own expense cooperate with Licensor in cancellation of any such recordation at the expiration of this Agreement or upon termination of Licensee's right to use the Licensed Property. Licensee hereby appoints Licensor its Attorney-in-Fact for such purpose;

    (j)  It will not deliver or sell Licensed Products and/or

         Licensed Premiums outside the Territory or knowingly deliver or sell Licensed Products and/or Licensed Premiums to a third party for delivery outside the Territory;

    (k) It will not use any labor that violates any local labor laws, including all wage and hour laws, laws against discrimination and that it will not use prison, slave or child labor in connection with the manufacture of the Licensed Products and/or Licensed Premiums;

    (l) It shall not send, share with or otherwise disclose any Artwork to any third party, including licensees of Licensor, but with the exception of those parties approved in accordance with Paragraph 10(b), without the prior written consent of Licensor;

    (m) It shall at all times comply with all manufacturing, sales, distribution, retail and marketing policies and strategies promulgated by Licensor from time-to-time; and

    (n) If requested by Licensor to do so, it will utilize specific design elements of the Licensed Property provided to Licensee by Licensor on any promotional or advertising materials and/or hangtags, labels or other materials with respect to the Licensed Products and/or Licensed Premiums.

14. TERMINATION BY LICENSOR:

    (a) Licensor shall have the right to terminate this Agreement without prejudice to any rights which it may have, whether pursuant to the provisions of this Agreement, or otherwise in law, or in equity, or otherwise, upon the occurrence of anyone or more of the following events (herein called "defaults"):

         (i) Licensee defaults in the performance of any of its obligations provided for in this Agreement; or

         (ii) Licensee shall have failed to deliver to Licensor or to maintain in full force and effect the insurance referred to in Paragraph 7(c) hereof; or

         (iii) Licensee shall fail to make any payments due hereunder on the date due; or

         (iv) Licensee shall fail to deliver any of the statements required herein or to give access to the premises and/or license records pursuant to the provisions hereof to Licensor's authorized representatives for the purposes permitted hereunder; or

         (v) Licensee shall fail to comply with any laws, regulations or voluntary industry standards as provided in Paragraph 13(f) or any governmental agency or other body, office or official vested with appropriate authority finds that the Licensed Products and/or Licensed Premiums are harmful or defective in any way, manner or form, or are being manufactured, sold or distributed in contravention of applicable laws, regulations or standards, or in a manner likely to cause harm; or

         (vi) Licensee shall be unable to pay its debts when due, or shall make any assignment for the benefit of creditors, or shall file any petition under the bankruptcy or insolvency laws of any jurisdiction, county or place, or shall have or suffer a receiver or trustee to be appointed for its business or property, or be adjudicated a bankrupt or an insolvent; or

         (vii) Licensee does not commence in good faith to execute the Licensed Promotion (i.e. manufacture, distribute and sell each of the Licensed Products and/or Licensed Premiums) and utilize each character set forth in the Licensed Property ("Character") throughout the Territory on or before the Marketing Date and thereafter fails to diligently and continuously execute the Licensed Promotion and utilize each Character throughout the Territory. Such default and Licensor's resultant right of termination (or recapture) shall only apply to the specific Character(s) and/or the specific aspect of the Licensed Promotion (i.e. a specific Licensed Product and/or Licensed Premium), which or wherein Licensee fails to meet said Marketing Date requirement; or

         (viii) Licensee shall execute the Licensed Promotion and/or manufacture, sell or distribute (whichever first occurs) any of the Licensed Products and/or Licensed Premiums without the prior written approval of Licensor as provided in Paragraph 9 hereof; or

         (ix) Licensee undergoes a substantial change of management or control; or

         (x) A manufacturer approved pursuant to Paragraph lO(b) hereof shall sell Licensed Products and/or Licensed Premiums to parties other than Licensee or engage in conduct, which conduct if engaged in by Licensee would entitle Licensor to terminate this Agreement; or

         (xi) Licensee delivers or sells Licensed Products and/or Licensed Premiums outside the Territory or knowingly sells Licensed Products and/or Licensed Premiums(s) to a third party who Licensee knows intends to, or who Licensee reasonably should suspect intends to, sell or deliver such Licensed Products and/or Licensed Premiums outside the Territory; or

         (xii) Licensee uses any labor that violates any local labor laws and/or it uses prison, slave or child labor in connection with the manufacture of the Licensed Products and/or Licensed Premiums; or

         (xiii) Licensee has made a material misrepresentation or has omitted to state a material fact necessary to make the statements not misleading; or

         (xiv) Licensee shall breach any other agreement in effect between Licensee on the one hand and Licensor on the other.

    (b) In the event any of these defaults occur, Licensor shall give notice of termination in writing to Licensee by facsimile and certified mail. Licensee shall have ten (10) days from the date of giving notice in which to correct any of these defaults (except subdivisions (vii), (viii), (xi) and (xiii) above which are not curable), and failing such, this Agreement shall thereupon immediately terminate, and any and all payments then or later due from Licensee hereunder (including Guaranteed Consideration) shall then be promptly due and payable in full and no portion of those prior payments shall be repayable to Licensee.

15. FINAL STATEMENT UPON TERMINATION OR EXPIRATION: Licensee shall deliver, as soon as practicable, but not later than thirty (30) days following expiration or termination of this Agreement, a statement indicating the number and description of Licensed Products and/or Licensed Premiums on hand together with a description of all advertising and promotional materials relating thereto. Following expiration or termination of this Agreement, Licensee shall immediately cease any and all manufacturing of the Licensed Products and/or Licensed Premium. However, if Licensee has complied with all the terms of this Agreement, including, but not limited to, complete and timely payment of the Guaranteed Consideration and Royalty Payments, then Licensee may continue to distribute its remaining inventory for a period not to exceed sixty (60) days following such termination or expiration (the "Sell-Off Period"), subject to payment of applicable royalties thereto. In no event, however, may Licensee distribute during the Sell-Off Period an amount of Licensed Products and/or Licensed Premiums that exceeds the average amount of Licensed Products and/or Licensed Premiums distributed during any consecutive sixty (60) day period during the Term. In the event this Agreement is terminated by Licensor for any reason under this Agreement, Licensee shall be deemed to have forfeited its Sell-Off Period. If Licensee has any remaining inventory of the Licensed Products and/or Licensed Premiums following the Sell-Off Period, Licensee shall, at Licensor's option, make available such inventory to Licensor for purchase at or below cost, deliver up to Licensor for destruction said remaining inventory or furnish to Licensor an affidavit attesting to the destruction of said remaining inventory. Licensee shall, at Licensor's option, deliver to Licensor at no charge all tooling, tooling aids and other Artwork related to the Licensed Products, deliver up to Licensor for destruction said tooling, tooling aids and other Artwork or furnish to Licensor an affidavit attesting to the destruction of said tooling, tooling aids and other Artwork. Licensor shall have the right to conduct a physical inventory in order to ascertain or verify such inventory and/or statement. In the event that Licensee refuses to permit Licensor to conduct such physical inventory, Licensee shall forfeit its right to the Sell-Off Period hereunder or any other rights to dispose of such inventory. In addition to the forfeiture, Licensor shall have recourse to all other legal remedies available to it.

16. NOTICES: Except as otherwise specifically provided herein, all notices which either party hereto is required or may desire to give to the other shall be given by addressing the same to the other at the address set forth above, or at such other address as may be designated in writing by any such party in a notice to the other given in the manner prescribed in this paragraph. All such notices shall be sufficiently given when the same shall be deposited so addressed, postage prepaid, in the United States mail and/or when the same shall have been delivered, so addressed, by facsimile or by overnight delivery service and the date of transmission by facsimile, receipt of overnight delivery service or two business days after mailing shall for the purposes of this Agreement be deemed the date of the giving of such notice.

17. NO PARTNERSHIP, ETC.: This Agreement does not constitute and shall not be construed as constitution of a partnership or joint venture between Licensor and Licensee. Neither party shall have any right to obligate or bind the other party in any manner whatsoever, and nothing herein contained shall give, or is intended to give, any rights of any kind to any third persons.

18. NO SUBLICENSING/NON-ASSIGNABILITY: This Agreement shall bind and inure to the benefit of Licensor, its successors and assigns. This Agreement is personal to Licensee. Licensee shall not sublicense, franchise or delegate to third parties its rights hereunder (except as set forth in Paragraph lO(b) hereof) Neither this Agreement nor any of the rights of Licensee hereunder shall be sold, transferred or assigned by Licensee and no rights hereunder shall devolve by operation of law or otherwise upon any receiver, liquidator, trustee or other party.

19. BANKRUPTCY RELATED PROVISIONS:

    (a) The parties hereby agree and intend that this Agreement is an executory contract governed by Section 365 of the

         Bankruptcy Code.

    (b) In the event of Licensee's bankruptcy, the parties intend that any royalties payable under this Agreement during the bankruptcy period be deemed administrative claims under the Bankruptcy Code because the parties recognize and agree that the bankruptcy estates's enjoyment of this Agreement will (i) provide a material benefit to the bankruptcy estate during its reorganization and
         (ii) deny Licensor the benefit of the exploitation of the rights through alternate means during the bankruptcy reorganization.

    (c) The parties acknowledge and agree that any delay in the decision of trustee of the bankruptcy estate to assume or reject the Agreement (the "Decision Period") materially harms Licensor by interfering with Licensor's ability to alternatively exploit the rights granted under this Agreement during a Decision Period of uncertain duration. The parties recognize that arranging appropriate alternative exploitation would be a time consuming and expensive process and that it is unreasonable for Licensor to endure a Decision Period of extended uncertainty. Therefore, the parties agree that the Decision Period shall not exceed sixty (60) days.

    (d) Licensor, in its interest to safeguard its valuable interests (including, without limitation, its intellectual property rights in the Licensed Property), has relied on the particular skill and knowledge base of Licensee. Therefore, the parties acknowledge and agree that in a bankruptcy context this Agreement is a license of the type described by Section 365(c)(1) of the Bankruptcy Code and may not be assigned without the prior written consent of the Licensor.

20. CONSTRUCTION: This Agreement shall be construed in accordance with the laws of the State of California of the United States of America without regard to its conflicts of laws provisions.

21. WAIVER, MODIFICATION ETC.: No waiver, modification or cancellation of any term or condition of this Agreement shall be effective unless executed in writing by the party charged therewith. No written waiver shall excuse the performance of any acts other than those specifically referred to therein. The fact that the Licensor has not previously insisted upon Licensee expressly complying with any provision of this Agreement shall not be deemed to be a waiver of Licensor's future right to require compliance in respect thereof and Licensee specifically acknowledges and agrees that the prior forbearance in respect of any act, term or condition shall not prevent Licensor from subsequently requiring full and complete compliance thereafter. If any term or provision of this Agreement is held to be invalid or unenforceable by any court of competent jurisdiction or another authority vested with jurisdiction, such holding shall not affect the validity or enforceability of any other term or provision hereto and this Agreement shall be interpreted and construed as if such term or provision, to the extent the same shall have been held to be invalid, illegal or unenforceable, had never been contained herein. Headings of paragraphs herein are for convenience only and are without substantive significance.

22. ENTIRE AGREEMENT: This Agreement, including Exhibits, constitutes the entire Agreement between the parties concerning the subject matter hereof and cancels and supersedes any prior understandings and agreements between the parties hereto with respect thereto. There are no representations, warranties, terms, conditions, undertakings or collateral agreements, expressed, implied or statutory, between the parties other than as expressly set forth in this Agreement.

23. ACCEPTANCE BY LICENSOR: This instrument, when signed by

    Licensee shall be deemed an application for license and not a binding agreement unless and until accepted by Warner Bros. Consumer Products by signature of a duly authorized officer and the delivery of such a signed copy to Licensee. The receipt and/or deposit by Warner Bros. Consumer Products of any check or other consideration given by Licensee and/or delivery of any material by Warner Bros. Consumer Products to Licensee shall not be deemed an acceptance by Warner Bros. Consumer Products of this application. The foregoing shall apply to any documents relating to renewals or modifications hereof.

    This Agreement shall be of no force or effect unless and until it is signed by all of the parties listed below:

    AGREED AND ACCEPTED:               AGREED AND ACCEPTED:

    LICENSOR:                          LICENSEE:

    WARNER BROS. CONSUMER PRODUCTS,    BRAVO! FOODS, INC.
    a Division of Time Warner
    Entertainment Company L.P. on
    behalf of itself and as Agent for
    Warner Bros., a Division of Time
    Warner Entertainment Company L.P.

By:                                    By:
    ------------------------------         --------------------------
    Gary R. Simon                          Anthony P. Guiliano
    Vice President & General Counsel

Date: July 27, 2000                    Date: July 21, 2000
      ----------------------------     ------------------------------

                            Exhibit 1 #12053-WBLT

                          CHANNELS OF DISTRIBUTION
                                 DEFINITIONS

LICENSEE MAY SELL THE LICENSED PRODUCTS ONLY THROUGH THE CHANNELS OF DISTRIBUTION AS SPECIFIED ABOVE IN PARAGRAPH l(a) OF THIS LICENSE AGREEMENT AND AS SUCH CHANNELS ARE DEFINED IN THIS EXHIBIT 1. ALL OTHER CHANNELS OF DISTRIBUTION DEFINED IN THIS EXHIBIT 1, WHICH ARE NOT SPECIFIED IN PARAGRAPH l(a) ABOVE, ARE SPECIFICALLY EXCLUDED FROM THIS LICENSE
AGREEMENT.

1. "Airport Gift and Other Airport Stores" shall mean gift and other stores located within airports, excluding Duty-Free Store Operators (as defined below) Examples of Airport Gift and Other Stores include, without limitation, Paradies and W.H. Smith.

2. "Amusement Game Redemption" shall mean distribution of products as prizes awarded in amusement games.

3. "Amusement Park Gift Stores" shall mean gift stores located within amusement parks, such as Six Flags, Paramount Parks, Universal Theme Parks, Dollywood, Walt Disney World and Walt Disney Land.

4. "Art & Craft Stores" shall mean stores that offer for sale primarily art and craft supplies. Examples of Art & Craft Stores include, without limitation, Aaron Brothers, Fast Frame, Michaels and Michaels MJ Designs.

5. "Athletic Apparel & Footwear Stores" shall means stores that offer for sale primarily athletic apparel and footwear. Examples of Athletic Apparel & Footwear Stores include, without limitation, Footlocker, Athlete's Foot and Champs.

6. "Automotive/Carwash Stores" shall mean (a) stores that offer for sale primarily automotive supplies, or (b) stores located at carwash or gasoline station premises.

7. "Baby Specialty Stores" shall mean stores that offer for sale primarily infant apparel, furniture, accessories and other products designed specifically for babies. Examples of Baby Specialty Stores include, without limitation, Babies R Us.

8. "Beauty Supply Stores" shall mean stores that offer for sale primarily cosmetics, haircare products, beauty accessories and personal grooming related items.

9. "Candy/Confectionery Specialty Stores" shall mean stores that offer for sale primarily candy and confectionery products. Examples of Candy/Confectionery Specialty Stores include, without limitation, FAO Schweetz, and The Sweet Factory.

10. "Catalog Showrooms" shall mean stores that offer a broad assortment of products for sale primarily through a catalog along with display of samples of products in a showroom. Examples of Catalog Showrooms include, without limitation, Service Merchandise.

11. "Chain Book Stores" shall mean chain stores (containing twenty (20) or more individual stores) that offer for sale primarily books. Examples of Chain Book Stores include, without limitation, B. Dalton,
    SuperCrown, Walden Books, and Brentano's.

12. "Chain Comic Book Stores" shall mean chain stores (containing twenty
    (20) or more individual stores) that offer for sale primarily comic books.

13. "Chain Drug Stores" shall mean chain stores (containing twenty (20) or more individual stores) that offer for sale primarily prescription and over-the-counter drugs, personal care products and household products. Examples of Chain Drug

    Stores include, without limitation, Walgreens, Rite-Aide, Thrifty/Payless, C.V.S./Revco, Thrift Drug, Phar Mor, and
    Longs Drugs.

14. "Chain Jewelry Stores" shall mean chain stores (containing twenty (20) or more individual stores) that offer for sale primarily jewelry. The "Chain Jewelry Stores" channel shall specifically exclude Guild Jewelers (as defined below). Examples of Chain Jewelry Stores include, without limitation, Sterling, Barry's, Lipman's and Hellsburg.

15. "Chain Toy Stores" shall mean chain stores (containing twenty (20) or more individual stores) that offer for sale primarily toys. In order to be considered a "Toy Store" hereunder, the total number of toy-type SKU's (stock-keeping units) must represent eighty percent (80%) or more of such store's total SKU's. Examples of Chain Toy Stores include, without limitation, Toys R Us.

16, "Coffee Specialty Stores" shall mean stores that offer for sale primarily specialty coffee and related products, such as coffee mugs. Examples of Coffee Specialty Stores include, without limitation, Starbucks, Buzz Coffee, Gloria Jeans and The Coffee Beanery.

17. "College/University Stores" shall mean stores located on the campuses of colleges or universities.

18. "Commercial Facilities" shall mean offering products for sale to architectural firms or interior designers working with commercial facilities, such as hotels and daycare facilities.

19. "Computer Specialty Stores" shall mean stores that offer for sale primarily computer equipment and supplies. Examples of Computer Specialty Stores include, without limitation, Comp USA.

20. "Convenience Stores" shall mean stores that offer for sale primarily packaged and "quick service" food products, are generally open 24 hours a day, and are designed to offer greater convenience than larger Supermarket/Grocery Stores. Examples of Convenience Stores include, without limitation, 7-11, AM/PM, Dairy Mart and Circle K.

21. "Dental/Medical Profession" shall mean institutions or, offices that provide dental or medical services, such as hospitals, laboratories or doctors' offices.

22. "Direct Mail Cataloqs" shall mean catalogs that offer products for sale and are mailed directly to consumers' homes. The "Direct Mail Catalogs" channel shall specifically exclude catalogs for fundraising purposes which shall be included in the "Fundraising" channel defined below. Examples of Direct Mail Catalogs include, without limitation, Speigel, Hearth & Home, Domestications, Tapestry, Company Store, Hammacher Schlemmer, Fingerhut, Amway, and Lillian Vernon.

    If Licensor grants to Licensee the right to distribute Licensed Products through any Direct Mail Catalogs: (a) each such catalog shall be specified in the Channels of Distribution set forth in the License Agreement or otherwise expressly approved in writing by Licensor, and
    (b) each such catalog depicting or referring to the Licensed Products or the Licensed Property must be submitted to Licensor for prior written approval in accordance with Licensor's Brand Assurance policies and procedures.

23. "Door-to-Door Solicitation" shall mean offering products for sale through personal visits by salespersons to consumers' homes.

24. "Duty-Free Operators" shall mean (a) stores usually located in transit locations (i.e. airports, in-flight, train, ferry stations, cruise lines and ports) which offer products for sale to international travelers free of taxes and duties and

    (b) sales offered to diplomat shops, diplomat suppliers and individual diplomats free of taxes and/or duties. If Licensor grants to Licensee the right to distribute products through Duty-Free Operators, such channels of distribution (i.e. all other channels of distribution granted) shall be limited to those stores located within the Territory.

25. "Educational Institutions" shall mean offering products (generally books) for sale to public or private schools or other educational institutions. Examples of Educational Institutions include, without limitation, the Los Angeles Unified School District.

26. "Educational Specialty Stores" shall mean stores that offer for sale primarily educational products. Examples of Educational Specialty Stores include, without limitation, Imaginarium and Nature Company.

27. "Electronics Stores" shall mean stores that offer for sale primarily electronic products. Examples of Electronics Stores include, without limitation, Circuit City, Fry's, and Best Buy.

28. "Family Restaurants" shall mean a food service establishment or group of food service establishments that offer a sit down meal menu conducive to all members of the family and generally offers table service to customers. Examples of Family Restaurants' include, without limitation, Denny's and Friendly's.

29. "Fashion Accessory Stores" shall mean stores that offer for sale primarily costume jewelry, hair accessories and other fashion accessories. Examples of Fashion Accessory Stores include, without limitation, Claire's Boutique, Afterthoughts, It's About Time and Piercing Pagoda.

30. "Florists" shall mean stores or companies that offer for sale primarily flowers. Examples of Florists include, without limitation, Conroy's, FTD, and 1-800-Flowers.

31. "Food Service" shall mean locations that provide food service to consumers in cafeterias, hospital food services, school lunch programs, and similar institutional food service locations.

32. "Fundraising" shall mean offering products for sale through catalogs, direct mail brochures, prize programs and in-school sales, which are used by schools and charitable, religious or other organizations to raise funds. Examples of Fundraising companies include, without limitation, Giftco, Springwater, and Darlington Farms.

33. "Garden Specialty Stores" shall mean stores that offer for sale primarily garden supplies and plants. Examples of Garden Specialty Stores include, without limitation, Armstrong's, Callaway's, and Wolf Nurseries.

34. "Gift Retailers" shall mean stores that (a) offer products for sale that are in somewhat related product categories and are known as "gifts" in the trade, which products generally are classified in the trade as "better" quality and are higher priced (as compared to National and Regional Discount/Mass Retailers' products), (b) do not usually discount merchandise or sell it at greatly reduced prices, (c) usually focus more on aesthetics in merchandise displays than on price, and (d) generally require individual store servicing by suppliers in merchandise set-up, display, SKU maintenance and reordering. Suppliers to gift retailers typically advertise in trade publications, such as "Gift & Stationery Business" "Giftware News" and "Gifts & Decorative Accessories". Suppliers to Gift Retailers usually include companies such as Enesco, Midwest of Cannon Falls, New Creative Enterprises, Dale Tiffany, Pacific Rim, Ande Rooney, Waterford, GiftCraft, Carson Industries, Possible Dreams, Lenox, Department 56, Lefton, Swarovski and Flambro. The "Gift Retailers" channel shall specifically exclude Novelty,

    Gift Stores (as defined below), Duty-Free Store Operators (as defined above), and Airport Gift and Other Airport Stores (as defined above)

35. "Gourmet Food Specialty Stores" shall mean stores that offer for sale primarily gourmet and specialty food products. Examples of Gourmet Food Specialty Stores include, without limitation, Bristol Farms, Whole Foods and Gelsons.

36. "Greeting Card Stores" shall mean stores that offer for sale primarily greeting cards. Examples of Greeting Card Stores include, without limitation, Hallmark.

37. "Guild Jewelers" shall mean stores that offer for sale primarily fine jewelry which is generally classified in the trade as "best" or "highest" quality. Examples of Guild Jewelers include, without limitation, Mayers, Rogers, and Baily Banks & Biddle.

38. "Hobby & Model Stores" shall mean stores that offer for sale primarily hobby and model supplies.

39. "Home Improvement Stores" shall mean stores that offer for sale primarily hardware and home improvement supplies. Examples of Home Improvement Stores include, without limitation, Home Depot, OSH, Home Base, and Lowes.

40. "Home Specialty Stores" shall mean stores that offer for sale primarily bedding, towels and other bathroom products, kitchen merchandise and housewares. Examples of Home Specialty Stores include, without limitation, Strouds, Linens 'N' Things, 3D Bed & Bath, Bed/Bath/Beyond, and Luxury Linens.

41. "Ice Cream Shops" shall mean stores that offer for sale primarily ice cream, ice cream cakes and similar frozen dessert products. Examples of Ice Cream Shops include, without limitation, Baskin-Robbins, Dairy Queen and Ben and Jerry's Shops.

42. "In-Store Bakeries" shall mean the in-store bakery departments within Supermarket/Grocery Stores, National and Regional Discount/Mass Retailers and Warehouse Clubs. Such departments offer for sale primarily freshly baked breads, cakes, cookies and similar bakery items.

43. "Internet" shall mean offering products for sale through the electronic network known as the Internet.

44. "Mail Clothing Specialty Stores" shall mean stores that offer for sale primarily clothing and are located within a mall. Examples of Mall Clothing Specialty Stores include, without limitation, Millers Outpost and Wet Seal.

45. "Mid-Tier Department Stores" shall mean stores that offer products for sale in a broad assortment of unrelated product categories, which products are generally classified in the trade as "better" (but not "best") quality products. Examples of Mid-Tier Department Stores include, without limitation, JC Penney, Sears, Mervyn's, SteinMart, Kohls, Fred Meyer and Montgomery Wards.

46. "Military Exchange Services" shall mean military headquarters as well as individual bases of armies and/or airforces of each country within the Territory. Examples of Military Exchange Services include, without limitation, U.S. Army and Airforce Exchange Service ("AAFES") and the Canadian Forces Exchange Service ("CANEX").If Licensor grants to Licensee the right to distribute products through Military Exchange Services, such channel of distribution (like all other channels of distribution granted) shall be limited to those stores located within the Territory.

47. "Music/Video Stores" shall mean stores that offer for sale primarily musical recordings, on compact discs, cassettes or other media, and/or movie recordings on videos, laser disks or other media for home use by consumers. Examples of Music/Video Stores include, without limitation, Blockbuster, Musicland, Tower Records, Virgin Records, Warehouse Records, Sam Goody's, and Suncoast.

48. "National Discount/Mass Retailers" shall mean stores that (a) have nation-wide distribution, (b) offer products for sale in a broad assortment of unrelated product categories, which products generally are not classified in the trade as "better/best" quality products, (c) are usually "self-service" with more of an emphasis on price than aesthetics, and (d) generally do not require individual store servicing by suppliers. Suppliers to National Discount/Mass Retailers typically advertise in trade publications, such as "Discount Store News" and "Discount Merchandiser", and usually attend the IMRA (International Mass Retailer Association) trade show. The "National Discount/Mass Retailers" channel shall specifically exclude the in-store bakery departments of such stores, which shall be included in the "In-Store Bakeries" channel defined above. Examples of National Discount/Mass Retailers include, without limitation, Walmart, K-Mart, Target and Zellers.

49. "Non-Chain Book Stores" shall mean stores or groups of stores
    (containing fewer than twenty (20) individual stores) that offer for sale primarily books.

50. "Non-Chain Comic Book Stores" shall mean stores or groups of stores (containing fewer than twenty (20) individual stores) that offer for sale primarily comic books.

51. "Non-Chain Drug Stores" shall mean stores or groups of stores
    (containing fewer than twenty (20) individual stores) that offer for sale primarily prescription and over-the-counter drugs, personal care products and household products.

52. "Non-Chain Jewelry Stores" shall mean stores or groups of stores (containing fewer than twenty (20) individual stores) that offer for sale primarily jewelry. The "Non-Chain Jewelry Stores" channel shall specifically exclude Guild Jewelers (as defined above).

53. "Non-Chain Toy Stores" shall mean stores or groups of stores (containing fewer than twenty (20) individual stores) that offer for sale primarily toys. In order to be considered a "Toy Store" hereunder, the total number of toy-type SKU's must represent eighty percent (80%) or more of such store's total SKU's. Examples of Non-Chain Toy Stores include, without limitation, Talbot's Toyland and Tons of Toys, Inc.

54. "Non-Mall Clothing Specialty Stores" shall mean stores that offer for sale primarily clothing and are not located within a mall. Examples of Non-Mall Clothing Specialty Stores include, without limitation, Kids Mart, Kids R Us, Clothestime and Fashion Bug.

55. "Novelty Gift Stores" shall mean stores that offer for sale primarily novelty gift items. The "Novelty Gift Stores" channel shall specifically exclude Airport Gift and Other Airport Stores and Duty-Free Operators (as such terms are defined above). Examples of Novelty Gift Stores include, without limitation, Spencer's.

56. "Off-Price/Closeout Stores" shall mean stores that offer for sale primarily discounted apparel and other merchandise. Examples of Off-Price/Closeout Stores include, without limitation, Marshall's, T.J. Maxx, Ross for Less, Hit or Miss and Tuesday Morning.

57. "Office Specialty Stores" shall mean stores that offer for sale primarily office supplies. Examples of Office Specialty Stores include, without limitation, Office Depot, Staples, and Office Max.

58. "Outlet Stores" shall mean stores that offer for sale primarily discounted merchandise of a particular manufacturer or retailer.

59. "Party Stores" shall mean stores that offer for sale primarily party supplies. Examples of Party Stores include, without limitation, Party City and Party World.

60. "Pet Stores" shall mean stores that offer for sale primarily pet supplies. Examples of Pet Stores include, without limitation, PetCo and PetSmart.

61. "Quick Service Restaurants" shall mean a food service establishment or group of food service establishments that offer rapid meal menus to consumers and generally do not offer table service to customers. Examples of Quick Service Restaurants include, without limitation, Subway and Burger King.

62. "Regional Discount/Mass Retailers" shall mean stores that (a) have regional distribution, (b) generally offer products for sale in a broad assortment of unrelated product categories, which products generally are not classified in the trade as "better/best" quality products, (c) are usually "self-service" with more of an emphasis on price than aesthetics, and (d) generally do not require individual store servicing by suppliers. Suppliers to Regional Discount/Mass Retailers typically advertise in trade publications, such as "Discount Store News" and "Discount Merchandiser", and usually attend the IMRA (International Mass Retailer Association) trade show. The "Regional Discount/Mass Retailers" channel shall specifically exclude the in-store bakery departments of such stores, which shall be included in the "In-Store Bakeries" channel defined above. Examples of Regional Discount/Mass Retailers include, without limitation, Meijers, Caldor, Ames, Bradlees, Hill's, Rose's, Venture, and Shopko.

63. "Retail Bakeries" shall mean stores that offer for sale primarily freshly baked breads, cakes, cookies and similar bakery items. The "Retail Bakeries" channel shall specifically exclude In-Store Bakeries (as defined above).

64. "School Book Clubs/Fairs" shall mean offering products for sale through book catalogs distributed to teachers and students at public or private schools (usually elementary or high school) or through book fairs conducted on the premises of such schools. Examples of School Book Clubs/Fairs include, without limitation, Troll Book Club and Scholastic Book Fair.

65. "Souvenir Stores" shall mean stores that offer for sale primarily souvenirs.

66. "Sporting Good Stores" shall mean stores that offer for sale primarily sporting goods, equipment, athletic apparel, and other merchandise that reflects a sports theme. Examples of Sporting Good Stores include, without limitation, Big 5 and Sports Chalet.

67. "Sports Stadium Shops" shall mean concessionaire shops located within stadiums or arenas where sporting events are held.

68. "Stationery Stores" shall mean stores that offer for sale primarily stationery. Examples of Stationery Stores include, without limitation, Farr's Stationaires.

69. "Street Peddlers" shall mean individual merchants who offer products for sale in stands, booths or other non-permanent structures usually located on the sidewalk and designed to attract passing pedestrians.

70. "Supermarket/Grocery Stores" shall mean stores that offer for sale primarily packaged food products. The "Supermarket/ Grocery Stores" channel shall specifically exclude the in-store bakery departments of such stores, which shall be included in the "In-Store Bakeries" channel defined above. The "Supermarket/Grocery Stores" channel shall specifically exclude Gourmet Food Specialty Stores (as defined above) and Convenience Stores (as defined above). Examples of Supermarket/Grocery Stores include, without limitation, Kroger, Safeway, American Stores, Albertson's, Winn Dixie, Food Lion, Von's, Finast, Ralphs and Marsh.

71. "Swap Meets/Flea Markets" shall mean offering products for sale through organized events known as swap meets or flea markets, which involve a group of vendors offering for sale a variety of products, often collectibles or antiques.

72. "Television Home Shopping" shall mean offering products for sale through cable and broadcast television, including infomercials, QVC and Home Shopping Network. The "Television Home Shopping" channel shall specifically exclude sales through the Internet, CD-Interactive and other electronic media.

73. "Toy Wholesalers" shall mean companies that offer for sale primarily toys to retail stores. In order to be considered a "Toy Wholesaler" hereunder, the total number of toy-type SKU's must represent eighty percent (80%) or more of such wholesaler's total SKU's.

74. "Trackside-CART" shall mean offering products for sale at races organized and sponsored by Championship Auto Racing Teams.

75. "Trackside-NASCAR" shall mean offering products for sale at races organized and sponsored by the National Association for Stock Car Racing.

76. "Trackside-NHRA" shall mean offering products for sale at races organized and sponsored by the National Hot Rod Association.

77. "Upstairs Department Stores" shall mean stores that (a) offer products for sale in a broad assortment of unrelated product categories, which products are generally classified in the trade as "best" quality products, and (b) offer a high level of customer service with a strong emphasis on store aesthetics. Examples of Upstairs Department Stores include, without limitation, Bloomingdale's, Macy's, Nordstrom's, May Department Stores, Saks Fifth Avenue, Neiman Marcus, and Dillards.

78. "Vending Machines" shall mean self-contained automated dispensing equipment operated by insertion of coin or paper currency or the equivalent thereof (i.e. debit cards, credit cards, etc.)

79. "Warehouse Clubs" shall mean stores that offer for sale products in large sizes and quantities with more of an emphasis on price than service or store aesthetics. The "Warehouse Clubs" channel shall specifically exclude the in-store bakery departments of such stores, which shall be included in the "In-Store Bakeries" channel defined above. Examples of Warehouse Clubs include, without limitation, Sam's Club and Price Costco.

80. "WBSS" shall mean the retail stores known as Warner Bros. Studio Stores, which are operated by or on behalf of Licensor, its affiliated companies or its franchisees, including the Warner Bros. Studio Store catalogs.

                            EXHIBIT 2 #12053-WBLT

                           CONTRIBUTOR'S AGREEMENT
                           -----------------------

I, ______________________, the undersigned ("Contributor"), have been engaged by BRAVO! FOODS, INC. ("Licensee") to work on or contribute to the creation of Licensed Products, described as ___________________, by Licensee under an agreement between Licensee and Warner Bros., a division of Time Warner Entertainment Company L.P., c/o Warner Bros. Consumer Products, a division of Time Warner Entertainment Company L.P. {"Warner"} dated ________________.

I understand and agree that the Licensed Products, and all artwork or other results of my services for Licensee in connection with such Licensed Products {"Work"} is a "work made for hire" for Warner and that all right, title and interest in and to the Work shall vest and remain with Warner. I reserve no rights therein. Without limiting the foregoing, I hereby assign and transfer to Warner all other rights whatsoever, in perpetuity throughout the universe which I may have or which may arise in me or in connection with the Work. I hereby waive all moral rights in connection with such Work together with any other rights which are not capable of assignment. I further agree to execute any further documentation relating to such transfer or waiver or relating to such Work at the request of Warner or Licensee, failing which Warner is authorized to execute same as my Attorney-in-Fact.

                                       Contributor:

                                       By:
                                           signature

                                           print name

                                           address

                                           country

                                           date

Warner Bros. Consumer Products:

By: ______________________________

Date: ____________________________

                            EXHIBIT 3 #12053-WBLT

WARNER BROS. CONSUMER PRODUCTS
4000 Warner Boulevard
Bridge Building 156 South-4th Floor
Burbank, CA 91522

Re: Approval of Third Party Contracts Gentlemen:

      This letter will serve as notice to you that pursuant to Paragraph 10(b) of the License Agreement dated _______________, 2000 between WARNER BROS., A DIVISION OF TIME WARNER ENTERTAINMENT COMPANY L.P. and BRAVO! FOODS, INC. ("Licensee") , we have been engaged by Licensee in connection with the promotion, manufacture, distribution and sale of the Licensed Products as defined in the aforesaid License Agreement. We hereby acknowledge that we may not promote, manufacture, distribute or sell the Licensed Products, except as provide for herein and in the aforesaid License Agreement. We hereby further acknowledge that we have received a copy and are cognizant of the terms and conditions set forth in said License Agreement and hereby agree to observe those provisions of said License Agreement which are applicable to our function as promoter or manufacturer, distributor and seller of the Licensed Products. It is expressly understood that we are obligated to comply with all local laws, including without limitation, labor laws, wage and hour laws and anti-discrimination laws and that you or your representatives shall, at anytime, have the right to inspect our facilities and review our records to ensure compliance therewith. It is understood that this engagement is on a royalty free basis and that we may not subcontract any of our work without your prior written approval.

      We understand that our engagement as the promoter or manufacturer, distributor and seller for Licensee is subject to your written approval. We request, therefore, that you sign in the space below, thereby showing your acceptance of our engagement as aforesaid.

                                       Very truly yours,
                                       manufacturer/company name

                                       By:
                                           signature

                                           print name

                                           address

                                           country

                                           date

                                           product(s) manufacturing


AGREED TO AND ACCEPTED:
WARNER BROS. CONSUMER PRODUCTS, a Division of Time Warner
Entertainment Company L.P.

By:
    Gary R. Simon
    Vice President & General Counsel

Date: